Exhibit 10.1

[Aramark Letterhead]

Steve Bramlage                                 March 12, 2015

Dear Steve:

On behalf of Aramark (the “Company”), I am pleased to offer you the position of Executive Vice President and Chief Financial Officer of the Company (“CFO”), in accordance with the general terms and conditions of this letter agreement. As CFO, you will report to Eric Foss, our Chairman, President and Chief Executive Officer. Your employment with the Company will be at-will and may be terminated by the Company at any time, subject to the terms and conditions of the Aramark Agreement Relating to Employment and Post-Employment Competition to be executed by and between you and the Company in the form attached to this letter agreement.

With respect to compensation, you will receive the following compensation and benefits, from which the Company shall be entitled to withhold any amount required by law:

(i)
The Company shall pay you a base salary (“Base Salary”) at the initial rate of $600,000 per annum, payable in accordance with the customary payroll practices for senior executives of the Company. Your Base Salary will be reviewed annually with future increases at the discretion of the Compensation and Human Resources Committee of the Board of Directors (the “Committee”). Any such increased salary shall thereafter be your Base Salary.

(ii)
You will have an annual cash target bonus opportunity of 100% of your Base Salary for fiscal 2015; provided that your bonus for fiscal 2015 will be pro-rated based on your period of service in fiscal 2015. The actual bonus paid will be dependent upon the performance against goals that have been approved by the Committee, all pursuant to the terms of the Company’s Senior Executive Annual Performance Bonus Plan (the “Bonus Plan”).

(iii)	We will recommend to the Committee that it should approve the following equity award grants to you in fiscal 2015:

•	An equity grant with an aggregate “Fair Value” (as defined below) equal to $800,000, which will be comprised of 40% non-qualified stock options, 40% Performance Stock Units
(“PSUs”) and 20% Restricted Stock Units (“RSUs”), the terms of which will be substantially the same as current equity grants awarded to other executives of the Company and will be subject to the provisions of the Aramark 2013 Equity Incentive Plan.

•
A “make-whole” equity grant with an aggregate Fair Value equal to $1.2 million intended to replace certain equity awards that you forfeited with your former employer. This grant will be comprised of 40% non-qualified stock options, 40% PSUs and 20% RSUs, the terms of which will be substantially the same as current equity grants awarded to other executives of the Company and will be subject to the provisions of the Aramark 2013 Equity Incentive Plan.

•
An additional “make-whole” equity grant with an aggregate Fair Value equal to $1.0 million intended to replace certain equity awards that you forfeited with your former employer. This grant will be comprised 100% of RSUs that will cliff vest on the third anniversary of the date of grant, subject to your continued employment through such vesting date, and will be subject to the other terms and conditions generally applicable to RSUs awarded to other executives of the Company with such exceptions as are appropriate for a cliff vesting award and will be subject to the provisions of the Aramark 2013 Equity Incentive Plan.

For purposes of this letter agreement, “Fair Value” shall mean the estimated grant date fair value as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, as amended. In connection with these equity awards, you will be required to enter into the Company’s Stockholders Agreement.

(iv)
You will be eligible to participate in the standard Aramark Benefits Program, as well as the Benefits/Perquisites Programs in place for ELC members, which is/are subject to change from time to time.    You will also be eligible for Aramark’s Executive Leadership Council Relocation Policy. If required, the 90 days of temporary lodging expenses outlined in the policy may be extended by the Company for an additional period of up to six weeks. In addition, you will be entitled to an auto allowance of $1,100 per month which amount will be subject to all applicable withholding taxes, will be paid monthly and will not be pro-rated. You will also be entitled to four weeks of paid vacation days per year, subject to Aramark’s vacation and leave policies in effect from time to time.

Additionally, you will be required to hold Common Stock having a fair market value equal to three times your Base Salary, all in accordance with ARAMARK’s stock ownership guidelines. All performance-based compensation is subject to the provisions of Aramark’s Incentive Compensation Recoupment Policy.

Your offer is contingent on the satisfactory completion of reference and the pre-employment background check which include drug and alcohol testing.

You hereby represent to the Company that the execution and delivery of this letter agreement by you and the performance by you of your duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which you are a party or otherwise bound. You will be required to sign and comply with the provisions of the Aramark Agreement Relating to Employment and Post-Employment Competition including the terms of all exhibits.

If the foregoing terms and conditions (including the terms of the Aramark Agreement Relating to Employment and Post-Employment Competition attached to this letter agreement) are acceptable and agreed to by you, please countersign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned. This letter agreement will be subject to the laws of the State of Pennsylvania.

Sincerely,

/s/ Lynn B. McKee

Lynn B. McKee Executive Vice President, Human Resources

Accepted and agreed this 14th day of March, 2015.

/s/ Stephen P. Bramlage, Jr.
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